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                              EMPLOYMENT AGREEMENT
                              --------------------


Title and Duties:       Vice President, Development, reporting to the President
                        of the Company. Your duties will be determined by the President, consistent with your position.

Term: Commencing on May 21, 1996, and continuing thereafter until terminated by either you or the Company under the provisions of this letter agreement.

Salary: Base salary of $13,333 per month, payable in accordance with the Company's standard payroll practices. Salary amount to be reviewed annually.

Sign-on Bonus:          You will be eligible for a $10,000 sign-on bonus,
                        payable after the completion of 30 days starting with your commencement of employment ("Commencement Date").

Bonus: You will be eligible for a first year bonus of 20% of your base salary. The payment of a bonus in that amount will reflect substantial completion of reasonable goals and objectives which we will mutually determine. A bonus will not be paid even if objectives have been achieved, if the Company decides not to pay Company bonuses in a given year. Future bonus arrangements will be determined on an annual basis by mutual agreement.




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Dr. Thomas J. Facklam
April 25, 1996
Page Two

Equity Participation:   Subject to the approval of the Board of Directors, you
                        will be granted stock options under the Company's 1987
                        Stock Plan to purchase an aggregate of 100,000 shares of Common Stock, with the exercise price to be the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. The options will vest annually over a four year period and will be subject to the other terms and conditions of the option agreement(s) to be entered into between you and the Company. Such agreement(s) will include a provision permitting exercise of the options with payment made by you through a loan from the Company. The agreement(s) will also include a provision for acceleration of the vesting of the options, substantially as follows:

                        "In case of (i) any consolidation or merger of the Company with or into any other corporation or corporations (other than a merger with a wholly-owned subsidiary or a merger in which stockholders of the Company have beneficial ownership of more than 50% of the share capital of the surviving company, (ii) a sale of all or substantially all of the assets of the Company or (iii) the acquisition by a third party (together with its affiliates or persons acting in concert with) of beneficial ownership of more than fifty percent (50%) of the share capital of the Company, then immediately prior to the consummation of any such transaction this option shall become fully exercisable."

Benefits:               Benefits to include:
                        -group health and dental insurance
                        -group life and AD&D insurance
                        -group short and long term disability insurance
                        -401(k) savings plan
                        -3 weeks vacation, under the Company's standard policy




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Dr. Thomas J. Facklam
April 25, 1996
Page Three

                        The Company will also reimburse you for any reasonable out-of-pocket business expenses you incur in the course of your employment, subject to documentation in accordance with Company policies.


Relocation:             The Company will reimburse you for moving expenses,
                        including travel to Massachusetts and transporting your household goods and effects, storage of furniture and shipment of automobiles, and will pay for temporary maintenance expenses in Massachusetts, up to $4,000 per month, on a month to month approval basis.

                        The Company will assist you in purchasing a home in Massachusetts in accordance with the Company's standard policy. In addition, the Company will pay for a rental car for you until your automobile is delivered.



Severance Package:      If your employment with the Company is terminated at
                        any time during the 12-month period after the Commencement Date, for any reason other than your resignation or termination by the Company for "cause" (as defined below), the Company will continue to pay your base salary and provide you with health, dental, and life insurance benefits for 6 months after the effective date of such employment termination;
                        provided, however, that if your employment is terminated due to your disability, the payment of base salary during such six-month period will be reduced by the amount of any group disability insurance payments you received for such period. As used in this letter agreement, "cause" shall mean (i) illegal, dishonest or negligent conduct which constitutes a breach of your obligations under this agreement, or which involves an improper use of the funds or assets of the Company, or
                        (ii) any conduct which is likely to have a material adverse impact on the goodwill, reputation or business of the Company.






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Dr. Thomas J. Facklam
April 25, 1996
Page Four


Confidentiality and
Inventions Assignment:  You agree to be bound by the terms of the Company's confidentiality and inventions assignment provisions, pursuant to a separate agreement to be signed by the Company prior to the Commencement Date. You also hereby represent and warrant that you have no commitments or obligations inconsistent with this agreement, including such confidentiality and inventions assignment provisions, and you hereby agree to indemnify and hold the Company harmless against any claim based upon circumstances alleged to be inconsistent with such representation and warranty.



Governing Law and
Miscellaneous
Provisions:             This agreement shall be governed by and construed
                        under the laws of the Commonwealth of Massachusetts, without application of the conflicts of law provisions thereof. This agreement, including the above-referenced stock option agreement and the confidentiality and inventions assignment agreement, embodies the entire agreement and understanding between you and the Company regarding the subject matter hereof. This agreement shall not be modified or amended except by an instrument in writing signed by you and the Company.
                        The Company may assign its rights and obligations under this agreement to any person or entity who succeeds to all of the Company's business or that aspect of the Company's business in which you are principally involved. Your rights and obligations under this agreement may not be assigned without the prior written consent of the Company. Subject to the foregoing, this agreement shall be binding upon and inure of the benefit of the Company and any parent, subsidiary or other affiliate, and their respective successors and assigns and shall be binding upon and inure to the benefit of you and your heirs, executors, administrators and assigns. This agreement may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.




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Dr. Thomas J. Facklam
April 25, 1996
Page Five

      Should you wish to discuss any aspect of this employment offer, please feel free to contact me. If the terms of employment are acceptable, please sign this letter (a copy for your files is enclosed) and return it to me.

      We believe that Creative BioMolecules will provide an exciting and stimulating work environment, and look forward to your arrival.



Sincerest regards,



/s/ Michael M. Tarnow
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Michael M. Tarnow
President & CEO

MMT:dss

Enclosure

Agreed to:

/s/ Thomas J. Facklam
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Thomas J. Facklam, Ph.D.